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                                                                   EXHIBIT 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference into this Prospectus Supplement dated April 23, 2002, of El Paso Energy Partners, L.P., of our report dated March 16, 2001 relating to the balance sheets of Poseidon Oil Pipeline Company, L.L.P. as of December 31, 2000, and the related statements of income, members' equity and cash flows for the years ended December 31, 2000 and 1999, each of which is included in the Annual Report on Form 10-K of El Paso Energy Partners, L.P. for the year ended December 31, 2001, and to all references to our Firm included in this Prospectus Supplement.

                                             /s/ ARTHUR ANDERSEN LLP

Houston, Texas
April 23, 2002